Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.
Exhibit 10.12

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (“Agreement”), dated as of March 20, 2023 (“Effective Date”), is entered into by and between APRINOIA Therapeutics Inc., a company duly organized under the laws of Japan, having its place of business at Shinkawa 1-2-8, Chuo-ku, Tokyo 104-0033, Japan (“APN JP”), APRINOIA Therapeutics Inc., a company incorporated under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“APN Cayman”), Yantai Yitai Pharmaceutical Technology Co., Ltd., a company duly organized under the laws of the People’s Republic of China, having its place of business at Room 101, Block 52, No. 500, East Bin Hai Rd., Mu Ping District, Yan Tai, Shandong Province, PRC (“Yitai”), and Yantai Dongcheng Pharmaceutical Group Co., Ltd., a company duly organized under the laws of the People’s Republic of China, having its place of business at No.7, Changbai Mountain Rd., Economic and Technological Development District, Yan Tai, Shandong Province, PRC (“Dongcheng”). APN JP and Yitai shall each be a “Party” and collectively the “Parties.”

WHEREAS, pursuant to a license agreement between National Institutes for Quantum Science and Technology (Japan) (“QST”) and APN JP (“QST License Agreement”), QST granted a worldwide license in respect of a proprietary compound, [l8F] APN-1607 to APN JP to develop and commercialize [18F] APN-1607 which can be potentially used as a PET imaging tracer for Tau protein.

WHEREAS, Yitai desires to obtain a sub-license from APN JP, and APN JP is willing to grant a sub-license to Yitai, the right of development and commercialization of [18F] APN-1607 to be used as a PET imaging tracer for Tau protein aggregates in China.

WHEREAS, Yitai will enter into an Assignment and Consulting Service Agreement with Suzhou Aprinoia Therapeutics Co. Ltd. (“APN SZ”) to acquire from APN SZ the ownership of certain materials in connection with NMPA registrational clinical trial No. CTR20212222 and consulting services from ANP SZ to support its development and regulatory activities for the clinical study of [18F] APN-1607 (“Assignment and Consulting Service Agreement”).

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Definitions.

1.1	“Affiliates” means any individual, company or entity related by employment, or controlling, controlled by, or under common control with the relevant Party, where “control” means direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or similar measure of control. Yitai’s Affiliates shall include without limitation companies that are listed in Schedule 1. For aoidance of doubt, Yitai and APN JP shall not be considered Affiliates under this Agreement.

1.2	“Commercialization” has the meaning given in Section 2.1.

1.3	“Confidential Information” means any and all information disclosed by APN JP to Yitai or its Affiliates or by Yitai or its Affiliates to APN JP that is by its nature proprietary, secret, or confidential or which is marked confidential, whether disclosed orally, visually, electronically, or in any other tangible form under this Agreement. Confidential Information shall also include all raw data, technical or non-technical information and data regarding the Licensed Product disclosed by APN JP to Yitai during the Term. This may include, but is not limited to, technical processes, specifications, instrumentation, formulae, assays, manufacturing techniques, and research and development activities.

1.4	“Field” means Tau imaging tracer.

1.5	“Improvements” means all improvements to the Licensed Product made or developed solely by Yitai in carrying out the development and Commercialization activities during the Term.

1.6	“Patents” means the patents [***] and [***], and all other patents or applications that claim priority to such patents, and any other patents or applications claiming an invention generated conceived or reduced to practice by APN JP or its Affiliates during the term of this Agreement relating to the Licensed Product, Precursor or Standard.

1.7	“Know-How” means confidential or proprietary technical data and information owned or controlled by APN JP or its Affiliates during the Term relating to the Licensed Product, Precursor or Standard, including but not limited to, discoveries, formula, experiment report, development data, and study results of compound, process or use pertaining to the Licensed Product, Precursor or Standard.

1.8	“Licensed Product” means the proprietary compound known as [18F] APN-1607, as further described in Schedule 2.

1.9	“Materials” means any documentation or other items, including those relating to know-how and/or technology regarding the manufacture of the Licensed Product, Precursor [***] and Standard [***], including those listed in Schedule 3.

1.10	“Net Sales” means the gross revenue derived from sales or disposition of the Licensed Product, after deduction of the following items:

(a)	Import, export, excise and sales taxes, valued added taxes, and custom duties;

(b)	Costs of insurance, packing, and transportation from the place of manufacture to the delivery point;

(c)	Payments made or credits allowed to customers for promotional purposes, rebates, discounts, profit share payments and other usual and customary discounts, including but not limited to volume and prompt payment discounts to customers;

(d)	The amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments; and

(e)	Discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs.

Net Sales will be determined from books and records maintained in accordance with PRC GAAP, as consistently applied by Yitai with respect to sales of the Licensed Product. Payments to Yitai by an Affiliate or sublicensee for transfer of Licensed Products at cost for use in clinical trials are not included in the Net Sales. In addition, sales at cost for charitable purposes (for example, “not for profit” sales to the developing world), and transfers as free samples or for compassionate use purposes, do not give rise to Net Sales.

1.11	“NDA” means the new drug application.

1.12	“Precursor” means [***], the precursor of APN-1607, as further described in Schedule 4.

1.13	“Standard” means [***], the standard of APN-1607, as further described in Schedule 5.

1.14	‘Term” has the meaning given in Section 13.1.

1.15	“Territory” means Mainland China.

1.16	“Third Party” means any person or entity other than APN JP and Yitai and their respective Affiliates.

2.	Grant

2.1	During the Term, APN JP grants to Yitai the exclusive right to develop, manufacture, use, market, advertise, promote, launch, distribute, offer to sell, sell and sub-license (collectively “Commercialize” or “Commercialization”) the Licensed Product in the Field in the Territory; provided, however, that in the event of sublicense of the Licensed Product to a Third Party: (a) Yitai shall give APN JP [***] days prior written notice before signing the sublicense agreement and obtain APN JP’s written consent (which consent shall not be unreasonably withheld); (b) Yitai shall provide APN JP a photocopy of the sublicense agreement it has entered with the sublicensees for Licensed Product within [***] days after its execution; (c) Yitai shall cause the sublicensee to comply with the applicable obligations as Yitai shall comply hereunder; and in case where the sublicensee breaches the obligation, Yitai shall be jointly liable for the losses and damages suffered by APN JP due to the breach; and (d) In case of a termination of a sublicense agreement. Yitai shall inform APN JP within [***] days after the termination. For clarity, Yitai shall have the right to use contract researches, contract manufacturers, distributors, subcontractors and vendors to perform services for Yitai with respect to the Licensed Product, which shall not be considered sublicenses under this Agreement.

2.2	During the Term, APN JP grants to Yitai the exclusive right to manufacture and use the Precursor and the Standard in the Territory for the development, manufacture, use and other Commercialization of the Licensed Product in the Field in the Territory; provided, however, that APN JP will retain its right to collaborate with contract manufacturers in the Territory to manufacture the Precursor and the Standard for the purposes of supply to and Commercialization in countries outside the Territory.

2.3	During the Term, Yitai shall have the exclusive right to file NDA and obtain the marketing authorization of the Licensed Product in the Field in the Territory. The NDA and marketing authorization of the Licensed Product in the Field in the Territory will be held in the sole name of Yitai.

2.4	During the Term, APN JP shall not, directly or indirectly, develop, manufacture, use, or otherwise Commercialize the Licensed Product in the Field in the Territory, or permit, authorize or assist any of its Affiliates or Third Parties to do any of the foregoing; provided, however, that APN JP shall retain the right to (a) conduct and permit its Affiliates, or its or its Affiliates’ academic collaborators to conduct researchactivities (including both clinical and non-clinical studies) of the Licensed Product in the Territory and (b) to manufacture the Licensed Product, the Precursor and the Standard in the Territory for its own, its Affiliates’, or its or its Affiliates’ academic collaborators’ research activities (including both clinical and non-clinical studies) of the Licensed Product that are not conducted in connection with any registrational clinical study or for-profit projects in the Field in the Territory. For clarity, APN JP, its Affiliates, or its or its Affiliates’ academic collaborators shall not manufacture or use the Licensed Product, the Precursor and the Standard in connection with any registrational clinical study or for-profit projects in the Field in the Territory.

2.5	From time to time, APN JP and its Affiliates may discover or develop new information or compounds other than the Licensed Product in the Field (“New Discovery”). Yitai shall have the exclusive right to develop, manufacture, use and Commercialize the New Discovery in the Field in the Territory and practice relevant intellectual property rights, by paying financial consideration in the form of royalties based on aggregate annual net sales of the New Discovery at the same rates as set forth in Section 6.1(c) below. APN JP shall not grant the license of New Discovery to any Third Party in the Field in the Territory without Yitai’s prior written consent (which consent shall not be unreasonably withheld).

3.	Development and Regulatory Activities

3.1	With the support and cooperation of APN JP and its Affiliates, Yitai shall have the sole right and responsibility, and shall use its best efforts, to conduct all clinical development and regulatory activities of the Licensed Product in the Field in the Territory, including but not limited to communicating with National Medical Products Administration (“NMPA”), preparing, applying for, and obtaining all regulatory filings and approvals in connection with the manufacturing and commercialization of the Licensed Product in the Field in the Territory.

3.2	Yitai shall bear the costs of all development and regulatory activities of the Licensed Product in the Field in the Territory. Under the Assignment and Consulting Service Agreement, in the event any clinical and non-clinical study in addition to IND Study (No.CTR20212222) is required for obtaining marketing authorization (such as more human subjects or animals need to be recruited than provided under the current clinical or non-clinical protocol), Yitai shall discuss with APN SZ before initiating these studies and the costs of such studies shall be borne by Yitai and APN SZ [***]. If APN SZ fails to pay [***] of the costs of such studies, Yitai shall have the right to pursue payment of such costs against APN JP.

3.3	Concurrently with this Agreement, Yitai and APN SZ will enter into the Assignment and Consulting Service Agreement. APN JP shall cause APN SZ to comply with the provisions of the Assignment and Consulting Service Agreement; and in case of breach of or failure to perform obligations by APN SZ under the Assignment and Consulting Service Agreement, APN JP shall be jointly liable to Yitai.

3.4	Yitai agrees to provide APN JP with all data, information and dossiers generated from the non-clinical, clinical and regulatory activities of Licensed Product conducted by Yitai in the Field in the Territory and grant APN JP and its Affiliates the right to use the same for the development and regulatory activities of Licensed Product in the Field outside of the Territory, as permitted by the relevant laws and regulations in China and necessary regulatory approvals and consents (including HGRAC approval). Yitai shall use its best efforts to assist APN JP to obtain the necessary regulatory approvals and consents from relevant Chinese government authorities for the transfer of such data, information and dossiers to APN JP. APN JP agrees to provide Yitai with all data, information and dossiers generated from the non-clinical, clinical and regulatory activities of Licensed Product conducted by APN JP or its Affiliates outside the Territory and grant Yitai the right to use the same as may be necessary for Yitai (1) to obtain marketing authorization of the Licensed Product in the Field in the Territory, (2) to conduct promotion activities of the Licensed Product in the Field in the Territory, and (3) to respond to any requests by the regulatory authorities, as permitted by the relevant laws and regulations and necessary regulatory approvals and consents (including HGRAC approval). APN JP shall use its best efforts to assist Yitai to obtain the necessary regulatory approvals and consents from relevant government authorities for the transfer of such data, information and dossiers to Yitai.

3.5	Improvements will be solely owned by Yitai. Upon APN JP’s written request, Yitai shall negotiate with APN JP in good faith the terms and conditions on which Yitai may grant to APN JP and/or its Affiliates a license to use the Improvements.

4.	Supply and Manufacturing

4.1	APN JP will transfer the Materials, including the know-how of manufacturing the Precursor and the Standard, to Yitai in accordance with a material transfer plan to be mutually agreed by the Parties and attached hereto as Schedule 3 (“Material Transfer Plan”). The Material Transfer Plan shall set forth all the Materials to be transferred and the timeline and steps for the transfer of the Materials. APN JP shall submit the Material Transfer Plan within [***] days of the Effective Date for Yitai to review and approve.

4.2	Upon transfer of the Materials, including the know-how of manufacturing the Precursor and the Standard to Yitai, Yitai shall be responsible for manufacturing the Licensed Product, the Precursor and the Standard for the Commercialization of the Licensed Product in the Field in the Territory in a safe manner and in accordance with GMP requirements.

4.3	Upon transfer to Yitai of ownership to all regulatory approvals of the Licensed Products in the Field in the Territory, Yitai shall be solely liable for any claims and damages arising from or in connection with its manufacturing of the Licensed Product or the defect of the Licensed Product according to the applicable laws in the Territory.

5.	Commercialization

5.1	Upon receiving marketing authorization of the Licensed Product in the Field in the Territory, Yitai shall have the sole right and responsibility and shall use its best efforts to conduct the activities related to the Commercialization of the Licensed Product in the Field in the Territory.

5.2	Yitai shall be solely liable for any claims and damages arising from or in connection with its activities for the Commercialization of the Licensed Product.

5.3	Yitai shall not carry out any Commercialization activities in respect of the Licensed Product outside the Field or outside the Territory.

6.	Financial Consideration, Payment and Taxes

6.1	Financial Consideration: In consideration of the rights and licenses granted under this Agreement, Yitai will pay APN JP the payments as set out in this Section 6.1.

(a)	Upfront Payment:

Upon execution of this Agreement, Yitai shall pay APN JP an upfront payment of [***] (“Upfront Payment”). Such payment shall be made by Yitai to APN JP via wire transfer within [***] days upon Yitai’s receipt of an invoice from APN JP.

(b)	Milestone Payment:

In the event that [***], Yitai shall make a milestone payment of [***] to PN JP (“Milestone Payment”). Such payment shall be made by Yitai to APN JP via wire transfer within [***] days upon receipt of an invoice from APN JP.

Milestone Event	Payment [***]
[***]	[***]

(c)	Royalties:

(i) Yitai shall pay APN JP royalties during the Term based on aggregate annual Net Sales of the Licensed Product by Yitai and its Affiliates and sublicensees (if any) in the Field in the Territory in a calendar year at the applicable rate(s) set forth below:

Aggregate Annual Net Sales	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(ii) Yitai shall provide an annual report of the aforementioned aggregate annual Net Sales to APN JP within [***] days after the end of each calendar year during the Term. APN JP will issue invoice of the Royalties to Yitai and Yitai shall pay the invoice via wire transfer within [***] days upon Yitai’s receipt of an invoice from APN JP.

(iii) Yitai agrees to allow APN JP to inspect its sales records and other related documentations for purpose of auditing the reports produced under Section 6.1 (c)(ii) and verifying the calculation of Royalties. APN JP may conduct the inspection by its designated certified public accountant in China, at its own expenses. However, should the results of the audit reveal an underreporting of over [***] of Royalties, the audit costs shall be borne by Yitai. Yitai shall keep such sales records for a period of [***] years following the expiration or termination of this Agreement.

6.2	Payment for Upfront Payment, Milestone Payment and Royalties shall be remitted to the bank account as shown in Schedule 6. The fees for initiating the wire transfer of payments shall be borne by Yitai. The fees for receiving the wire transfer of payments shall be borne by APN JP. All overdue payments shall accrue interest from the relevant due date to the date of payment, at the rate of [***] per annum.

6.3	Taxes; Withholding.

(a)	Generally. Each Party will pay, any and all income taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 6.3.

(b)	Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable law. The Party that is required to make such withholding (the “Paying Party”) will (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (such notice shall include an explanation of the reason for and the calculation of the proposed deduction or withholding and shall be given before such deduction or withholding is required in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.3 are reduced in amount to the fullest extent permitted by applicable law. In addition, the Parties shall cooperate in accordance with applicable laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) in connection with this Agreement.

(c)	All payments under this Agreement are exclusive of any Value Added Tax (“VAT”) or similar Indirect Taxes, which if properly due under any applicable law, regulation, shall be borne by APN JP. If Yitai is required by applicable laws in the PRC to pay VAT or similar Indirect Taxes on behalf of APN JP, then such Indirect Taxes shall be deducted by Yitai from the amounts payable to APN JP, and paid by Yitai to the proper tax authorities, and APN JP shall accept the resulting net payment as due performance under this Agreement.

6.4	All payments due under this Agreement shall be payable in USD. Royalties shall be calculated in RMB, and converted into equivalent amounts in USD when Yitai makes the payment, and the exchange rate will be the sell rate published by the People’s Bank of China for purchase of U.S. Dollars at the time when Yitai makes the payment.

7.	Intellectual Property

7.1	During the Term, APN JP grants an exclusive license of the Patents and Know-How to Yitai for the purposes of developing, manufacturing, using and Commercializing the Licensed Product in the Field in the Territory, and for the purposes of manufacturing and using the Precuser and the Standard in the Field in the Territory subject to Sections 2.1 and 2.2. Except for the retained rights under Section 2.4, APN JP shall not practice the Patents or Know-How for the purposes of developing, manufacturing and Commercializing the Licensed Product in the Field in the Territory, or grant any license of the Patents and Know-How to any of its Affiliates or Third Party for such purposes.

7.2	APN JP shall be responsible for, and use its best efforts to maintain the QST License Agreement and the Patents.

7.3	Yitai agrees to provide written notice to APN JP promptly after becoming aware of any actual, threatened, alleged, or suspected infringement of the Patents or the Know-How by a Third Party in relation to the Licensed Product in the Territory (the “Infringement”). APN JP will authorize Yitai to take enforcement action against the Infringement and Yitai shall bear all the costs and expenses of the enforcement action. Any damages received by Yitai in an enforcement action under this Subsection, after deducting the costs and expenses of the enforcement action, will be included in the Net Sales for the calculation of Royalties.

8.	Representations and Warranties

8.1	APN JP represents and warrants that as of the Effective Date:

(a)	it is authorized to enter into this Agreement;

(b)	it has the full and legitimate right to grant the sub-license set forth in this Agreement to Yitai; and

(c)	the Patents are all patents that are necessary for the development, manufacture, use or Commercialization of the Licensed Product in the Field in the Territory, and Exhibit B provides complete and accurate lists of all Licensed Know-How owned or controlled by APN JP as of the Effective Date;

(d)	neither APN JP, or any of its Affiliates or licensors is or has been involved in any disputes, litigations, challenges, claims, assertions or other similar procedures regarding any of the Patents or the Know-How in the Territory;

(e)	the Patents are valid and enforceable in the Territory. The Patents have been and are being diligently prosecuted in the relevant patent offices of the Territory in accordance with applicable laws, have been and are being filed and maintained properly and correctly, and all applicable fees have been paid on or before the due date for payment;

(f)	APN JP, and any of its Affiliates, has not granted and will not grant any mortgages, pledges, liens, security interests or other encumbrances of any kind over the Know-How or Patents in the Territory;

(g)	to the best knowledge of APN JP, the Commercialization of the Licensed Product in the Field in the Territory does not and will not infringe the legitimate rights of any Third Party;

(h)	it will comply with all applicable laws and regulations in performing its obligations under this Agreement.

8.2	No warranty whatsoever is given by APN JP that Yitai would be able to obtain marketing authorization of and commercialize the Licensed Product in the Territory. However, if APN JP commits willful misconduct or gross negligence in performing its obligations under this Agreement or a breach of this Agreement, or APN SZ commits willful misconduct, gross negligence in performing its obligations under the Assignment and Consulting Service Agreement or a breach thereof, which directly results in Yitai’s failure to obtain the marketing authorization of the Licensed Product in the Field in the Territory (“the Failure”) and the willful misconduct, gross negligence or breach is the sole cause of the Failure, APN JP and APN SZ shall be jointly liable for refunding the Upfront Payment to Yitai and compensating Yitai for the reasonable expenditure incurred by Yitai in the development of the Licensed Product. If the willful misconduct, gross negligence or breach of APN JP or APN SZ is not the sole cause of the Failure, APN JP and Yitai shall discuss in good faith the liability of APN JP and APN SZ based on the principle that APN JP and APN SZ shall only be liable to the extent that the Failure is attributable to the willful misconduct, gross negligence or breach of APN JP or APN SZ.

8.3	Yitai represents and warrants that as of the Effective Date:

(a)	it is authorized to enter into this Agreement; and

(b)	it will comply with all applicable laws and regulations in performing its obligations under this Agreement.

8.4	Each Party warrants to the other Party that:

(a)	it is not an entity that pursues economic profits by using violent, intimidated or fraudulent methods such as a “organized crime group” or “occupational shareholder”, or an anti-social force;

(b)	the representative, responsible person or any person substantially owns the management power of it is or was not an anti-social force;

(c)	it or the representative, responsible person or any person substantially owns the management power of it does not provide financial assistance to anti-social forces or has close relationship with anti-social forces;

(d)	neither it nor the representative, responsible person or any person substantially owns the management power of it is publicly known or generally known through news or other similar channels as an anti-social force or an individual/entity that conducts intimidated crimes, or has relationship or connection with such individual/entity; and

(e)	it will not behave fraudulently or violently, or uses intimidated words towards the other Party or engage or employ any Third Party to conduct such behaviors.

8.5	APN Cayman hereby warrants that APN JP will properly perform all of its obligations under this Agreement (regardless of whether such obligations involve any payment obligation or not, including any compensation or damages payable by APN JP for breach of this Agreement). If APN JP fails to properly perform any of its obligations or pay the applicable amount or compensation under this Agreement, upon request from Yitai, APN Cayman shall perform such obligations or make such payment to Yitai.

8.6	Dongcheng hereby warrants that Yitai will properly perform its payment obligations under this Agreement. If Yitai fails to properly perform any of its payment obligations under this Agreement, upon request from APN JP, Dongcheng shall make the applicable payment to APNJP.

9.	Non-Competition

9.1	During the period from the grant of marketing authorization of the Licensed Product in the Field in the Territory to the expiration or termination of this Agreement, Yitai shall not, and shall ensure its Affiliates and sublicensees (if any) do not import, promote or market any product having the same functionality as the Licensed Product (a “Competing Product”) in the Field in the Territory.

9.2	During the period from the grant of marketing authorization of the Licensed Product in the Field in the Territory to the expiration or termination of this Agreement, APN JP and its Affiliates shall not import, promote, commercialize, market, distribute, or sell any product having the same functionality as the Licensed Product (a “Competing Product”) in the Field in the Territory. For the avoidance of doubt, APN JP and its Affiliates may manufacture the Competing Products in the Territory for the purpose of Commercialization in countries outside the Territory.

10.	Confidentiality

10.1	During the Term and for a period of five (5) years thereafter, other than as provided for in this Agreement, neither APN JP nor Yitai shall disclose the other Party’s Confidential Information to any Third Party or use the other Party’s Confidential Information for their benefit or for the benefit of others without the other Party’s prior written consent. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, to the extent legally permissible, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. Upon written request, a Party (“Receiving Party”) will return to the other Party (“Disclosing Party”) or destroy all tangible copies of Confidential Information in its, its Affiliates’ or their representatives’ possession or control and permanently erase all electronic copies of Confidential Information (subject to automatic system back-ups) except for (i) Confidential Information that the Receiving Party has a continuing right to use (e.g., in any regulatory filing) and (ii) one archival copy of Confidential Information which may be retained by the Receiving Party in a secure location solely for legal record keeping purposes. Notwithstanding the foregoing, Yitai may disclose APN JP Confidential Information to its Affiliates or sublicensees in connection with performing the manufacturing and/or Commercilization activities to the extent that such Affiliates and/or sublicensees are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.

10.2	Confidential Information will not include information that the Receiving Party can demonstrate by competent written evidence: (i) is publicly available or becomes publicly available through no unauthorized act or omission of the Receiving Party; (ii) was already known to the Receiving Party at the time it received such Confidential Information; (iii) is or was developed independently by the Receiving Party without use of the proprietary and Confidential Information of the other Party; or (iv) is disclosed to the Receiving Party without restriction by an independent Third Party having a legal right to disclose the Confidential Information.

10.3	The Parties agree that the terms of this Agreement are Confidential Information of both Parties, and each Party agrees not to disclose any of them, without the prior written consent of the other Party.

11.	Independent Contractors The relationship of the Parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the Patties and no Party shall be deemed to be an agent of the other Party.

12.	Assignability

12.1	This Agreement shall not be assigned or otherwise transferred by one Party to other parties without the prior express written consent of the other Party (which consent shall not be unreasonably withheld). Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.2	This Agreement will be binding upon and inure to the benefit of the Parties hereto, APN Cayman and Dongcheng and to their respective successors and permitted assigns. Any purported assignment in violation of this Section 12 shall be void.

13.	Term and Termination

13.1	This Agreement will become effective as of the Effective Date and will remain in full force and effect until both patents [***] and [***] for the Licensed Product cease to be valid (“Term”). Upon expiry of this Agreement, Yital shall have a fully-paid up, royalty free and non-exclusive license to use the Know-How for the development, manufacture, use and Commercialization of the Licensed Product in the Field in the Territory.

13.2	Yitai may terminate this Agreement by giving APN JP a written notice if APN JP is in material breach of the Agreement and fail to cure the breach within [***] days after receipt of Yitai’s written notice.

13.3	APN JP may terminate this Agreement by giving Yitai a written notice if Yitai is in breach of any payment obligations or any other material obligations hereof including but not limited to Section 5.3 and fails to remedy such breach within [***] days after receipt of APN JP’s written notice.

13.4	APN JP may terminate this Agreement by giving Yitai a written notice if the QST License Agreement is terminated; provided that APN JP shall use its best efforts to maintain the QST License Agreement, including by making proper performance of its obligations thereunder. In the event this Agreement is terminated due to termination of the QST License Agreement, APN JP shall reasonably assist Yitai in negotiating a direct license from QST for the Licensed Product on the terms and conditions reasonably acceptable to Yitai.

13.5	Either Party may terminate this Agreement immediately by written notice if any of the following occurs on the other Party:

(a)	the other Party is penalized by revocation or suspension of its business license;

(b)	the other Party is insolvent and a petition is filed by or against the other Party for liquidation, corporate reorganization, civil rehabilitation, bankruptcy or special liquidation;

(c)	the other Party is dissolved, or has assigned all or an essential part of its business to a Third Party.

13.6	Upon termination of this Agreement, Yitai shall cease ail Commercialization activities in respect of the Licensed Product; provided that where the Licensed Product is being supplied to research or medical institutions for use in the registrational clinical studies of some research and development projects, APN JP and Yitai shall discuss in good faith to agree on the supply arrangements of the Licensed Product to such institutions to minimize the impact on the conduct of those projects. Yitai shall dispose of the inventory of the Licensed Product (both finished products and products under manufacture) and the Standard in a safe manner. Yitai shall, at APN JP’s option, return the inventory of the Precursor to APN JP or dispose of them in a safe manner.

13.7
If this Agreement is terminated due to the termination of the QST License Agreement or by Yitai pursuant to Section 13.2 or Section 13.5, and Yitai is unable to obtain a direct license from QST for the Licensed Product, which makes it impossible for Yitai to continue to legitimately develop, manufacture, use or Commercialize the Licensed Product in the Field in the Territory, APN JP shall compensate Yitai for Yitai’s actual loss. Yitai’s actual loss in this Section 13.7 shall be calculated as follows:
amount of Upfront Payment + amount of Milestone Payment + reasonable expenditure incurred by Yitai in the development and Commercilization of the Licensed Product + total Royalties paid by Yitai to APN JP as of the termination of this Agreement - total Net Sales generated by Yitai from the Commercialization of the Licensed Product.

13.8	The Parties agree that expiration or termination of this Agreement will not affect the rights of the Parties that have accrued prior to such expiration or termination.

13.9	APN JP must provide notice to Yitai of its intention to file a voluntary petition in bankruptcy or, where known to APN JP, of another party’s intention to file an involuntary petition in bankruptcy for APN JP. In the case of voluntary petition, the said notice must be received by Yitai at least [***] days prior to filing such petition. Yitai may terminate this Agreement upon receipt of such notice at its sole discretion. If Yitai decides not to terminate this Agreement after receiving said notice from APN JP, the rights and licenses granted hereunder to Yitai shall remain in full force and effect to the maximum extent permitted by applicable laws in the Territory. If Yitai decides to terminate this Agreement after receiving said notice from APN JP, APN JP shall assist Yitai in securing a direct license from QST to Yitai.

14.	Notices

14.1	Any notices under this Agreement will be in writing delivered by email, by hand, by courier, by a postage paid traceable method of mail delivery addressed to the Parties as follows:

For Yitai:

ATT:

Email: [***]

For APN JP:

Shinkawa 1-2-8, Chuo-ku, Tokyo 104-0033, Japan

ATT:

Email: [***]

14.2	Each Party may change its address in Section 14.1 with a thirty (30) days prior written notice to the other party.

14.3	All notices will be deemed given on the date of delivery to the recipient.

15.	Governing Law and Arbitration This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of Hong Kong, without reference to conflicts of laws principles that would direct the application of the laws of another jurisdiction. All disputes arising out of or in connection with this Agreement shall be resolved amicably by negotiation between the Parties. If such disputes remain unresolved for [***] days after either Party requests in writing to proceed with negotiation, such disputes shall be finally settled by arbitration under the Rules of the Hong Kong International Arbirtraion Center by a panel of three arbitrators appointed in accordance with the said rules. The place of arbitration shall be Hong Kong. The language of the arbitration shall be English. The award rendered by the tribunal shall be final and binding upon the Parties and may be entered in any court of appropriate jurisdiction.

16.	Limitation of Liability and Indemnification

16.1	Limitation of Damages. Subject to Section 16.2, in no event will either party be liable to the other party for any special, incidental, indirect, punitive, or consequential damages (including, but not limited to lost profits and lost business), whether based on breach of contract, tort (including negligence), product liability, or otherwise arising out of or related to this agreement, and whether or not either party has been advised of the possibility of such damages to the maximum extent permitted by law.

16.2	Nothing in this Agreement limits or excludes the liability of either Party for death or personal injury caused by the gross negligence or willful misconduct of its employees, or for fraud.

16.3	APN JP agrees to defend, indemnify, and hold harmless Yitai, its Affiliates, its trustees, officers, agents, and employees (individually, a “Yitai Indemnified Party”, and collectively the “Yitai Indemnified Parties”), from and against any and all claims, expenses (including legal expenses and reasonable attorney fees), damages, loss, judgments or actions brought by Third Parties asserted against an Yitai Indemnified Party to the extent caused by (i) the gross negligence or willful acts or omissions of APN JP, its Affiliates, and their respective trustees, officers, agents or employees, (ii) the failure of APN JP, its Affiliates, and their respective trustees, officers, agents or employees to comply with the terms of this Agreement, (iii) APN JP’s or its Affiliates’ manufacture, sale, storage, delivery, use or disposition of Licensed Product and/or (i v) the breach by APN JP of any representations or warranties made hereunder, in each case, only to the extent that such claim was not the result of Yitai Indemnified Party’s gross negligence or willful act or omission, and provided that (i) Yitai has provided to APN JP prompt notice of such claim with requisite authority, information, and assistance to defend; and (ii) either Party shall not settle such claim without the consent of the other Party.

16.4	Yitai agrees to defend, indemnify, and hold harmless APN JP, its Affiliates, its trustees, officers, agents, and employees (individually, an “APN JP Indemnified Party”, and collectively the “APN Indemnified Parties”) from and against any and all claims, expenses (including legal expenses and reasonable attorney fees), damages, loss, judgments or actions brought by Third Parties asserted against a APN JP Indemnified Party to the extent caused by (i) the gross negligence or willful acts or omissions of Yitai, its Affiliates, its sublicensees, and their respective trustees, officers, agents or employees, in connection with the performance of Yitai’s obligations under this Agreement, (ii) the failure of Yitai, its Affiliates, its sublicensees, and their respective trustees, officers, agents or employees to comply with the terms of this Agreement, and/or (iii) Yitai’s, its Affiliates, or sublicensees’ manufacture, sale, storage, delivery, use or disposition of Licensed Product in performing the obligations of this Agreement including but not limited to product liability, and only to the extent that such claim was not the result of the APN JP Indemnified Party’s gross negligence or willful acts or omissions and provided that (i) APN JP has provided to Yitai prompt notice of such claim with requisite authority, information, and assistance to defend; and (ii) either Party shall not settle such claim without the consent of the other Party.

16.5	Both Parties agree to maintain insurance and/or self-insurance coverage sufficient to meet their obligations hereunder and consistent with applicable law; provided, however, that a Party’s liability is not limited to the amounts of such insurance.

17.	Entire Agreement. This Agreement, including all Exhibits hereto, which are incorporated herein by reference, constitutes the entire agreement of the Parties and supersedes any prior understanding, negotiation, and agreement relative thereto. In the event of a conflict between this Agreement and the Exhibits, the terms of this Agreement will control.

18.	Modification and Waiver. No modification of this Agreement will be binding, unless in writing, fully executed by authorized representatives of the Parties. The failure or the delay of any Party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

19.	Severability. If one or more of the provisions contained herein is, for any reason, held invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of this Agreement, unless the Agreement so construed fails to meet the essential business objectives of the Parties as expressed herein. If any provision is held illegal or unenforceable, the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which insofar as is practical, implements the purposes of the provision held invalid, illegal or unenforceable.

20.	Anti-Bribery and Anti-Corruption Compliance.

20.1	Each Party agrees, on behalf of itself, its officers, directors and employees and shall cause its Affiliates, sublicensees, agents, representatives, consultants and any other subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) to agree that for the performance of its obligations hereunder:

(a)	The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any government official in order to influence official action; (ii) any individual or entity (whether or not a government official) (x) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (y) to reward such individual or entity for acting improperly or (z) where such individual or entity would be acting improperly by receiving the money or other thing of value; (iii) any individual or entity (whether or not a government official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a government official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (iv) any individual or entity (whether or not a government official) to reward that individual or entity for acting improperly or to induce that individual or entity to act improperly.

(b)	The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of any Anti-Corruption Laws.

20.2	Each Party shall be responsible for any breach of this Section 20 or of the Anti-Corruption Laws by any of its Representatives.

21.	Language. This Agreement is in English and Chinese language. If there is any provision in English inconsistent with the corresponding provision in Chinese, the English text shall govern any question with respect to interpretation.

22.	Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, government act, or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party; provided, further, that the affected Party shall use its diligent efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

23.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of their obligations under this Agreement that (i) were incurred prior to such expiration or termination; (ii) survive according to specific provision in this Agreement; or (iii) by their nature survive such expiration or termination, including, but not limited to, the obligations relating to confidential information, intellectual property, indemnification, and warranties.

24.	Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by PDF format attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

 [signature page to follow]

IN WITNESS WHEREOF, the Parties, APN Cayman and Dongcheng have caused this Agreement to be executed on their behalf by a duly authorized representative on the Effective Date.

APRINOIA Therapeutics Inc.		Yantai Yitai Biochemicals Co., Ltd.
APRINOIA Therapeutics

By:	/s/ Ming-Kuei Jang	By:	/s/ Xiping Shen
Name: Ming-Kuei Jang		Name: Xiping Shen
Title: CEO		Title: Head of Quality Management

APRINOIA Therapeutics Inc.		Yantai Dongcheng Pharmaceutical Group Co.,

By:	/s/ Ming-Kuei Jang	By:	/s/ Zhigang Luo
Name: Ming-Kuei Jang		Name: Zhigang Luo
Title: CEO		Title: General Manager

Schedule 1

Schedule 2

Schedule 3

Schedule 4

Schedule 5

Schedule 6